EXHIBIT 99.1
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FOR IMMEDIATE RELEASE
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     HAROLD'S STORES, INC. REPORTS IMPROVED FIRST QUARTER 2007 SALES RESULTS
                   TOTAL SALES INCREASE 6.2% TO $22.4 MILLION

DALLAS, TX - MAY 10, 2007 - Harold's Stores, Inc. (OTCBB symbol: HLDI), a chain of upscale ladies' and men's specialty apparel stores, today announced sales for the first quarter ended May 5, 2007.

Net sales for the 13 weeks ended May 5, 2007 were $22.4 million, up from $21.1 million for the 13 weeks ended April 29, 2006, an increase of 6.2%. For the respective fiscal periods, comparable store sales decreased 0.5% with full-price retail store sales increasing by 0.1%, and outlet store sales declining by 12.4%. Direct (internet and catalog) sales were approximately $1.5 million, 34.3% more than last year.

"Total sales increases were driven by improved merchandise content, to which customers have responded positively, continued strengthening of our direct business and enhancements in our real estate in several key markets. We were encouraged with sales for the months of February and March; however April proved to be a challenging month due to the shift of Easter from April to March on a fiscal basis, some unseasonable weather and a reduction in our sale/clearance business," said Ron Staffieri, Chief Executive Officer.

Mr. Staffieri continued, "Our ladies' apparel sales continue to out-perform the other segments of our business. The customer has responded well to our spring and early summer deliveries, especially to our sportswear and dress offerings. Our sell-through rates have been improving since our purchase levels are more in line with our sales expectations."

Founded in 1948 and headquartered in Dallas, Texas, Harold's Stores, Inc. (OTCBB symbol: HLDI) currently operates 43 upscale ladies' and men's specialty stores in 20 states. The Company's Houston locations are known as "Harold Powell."

Harold's Stores, Inc. wishes to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward looking. This release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of competition, pricing pressure, product demand and market acceptance risks, mergers and acquisitions, reliance on key strategic alliances, the ability to attract and retain key employees, the availability of cash for growth, fluctuations in operating results, the ability to continue funding operating losses and other risks detailed from time to time in Harold's filings with the Securities and Exchange Commission. These risks could cause the Company's actual results for 2007 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of, Harold's Stores, Inc.

FINANCIAL INFORMATION CONTACT:
Jodi L. Taylor
Chief Financial Officer
Harold's Stores, Inc.
405-329-4045